UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 14, 2012

AISystems, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52296	20-2414965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2711 Centerville Road Wilmington, DE 19808
(Address of principal executive offices) (Zip Code)

(302) 351 2515
 (Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On March 14, 2012 a majority of the board of directors of the Company approved the appointment of Jeff Robinson as Chairman of the Board of Directors.

On March 15, 2012, David Greenberg, Steven Frankel and James Beatty each resigned from their positions as members of the board of directors of AISystems, Inc. (the “Company”). Neither David Greenberg’s or Steven Frankel’s or James Beatty’s resignation was the result of any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.

Jeff Robinson has not entered into an employment agreement with the Company, nor will he be compensated for his services as a director of the Company.

The following is certain biographical and other information regarding the newly appointed director:

Jeff Robinson, 48 was raised and educated in Toronto where he attended York University studying economics. After University, Jeff spent three decades in capital markets, during the final eight years of which he specialized in the Internet sector. Jeff’s wide experience in that period included working as a Vice-President of Yorkton Securities Inc. from 1990 – 1993, a retail and institutional broker from 1994 – 1996 with Marleau, Lemire Securities Inc., and worked in a variety of key trading positions from 1997 to 2006 with Whitehall Securities. In 2004, Jeff established a web development company that serviced leading international clients. The company operated from offices in Eastern Europe, Canada and the US. In 2010, Jeff relocated to Barcelona, Spain, to work with the emerging European Internet start-up business community where he quickly became a key player. Jeff currently serves as the Founder and Chairman of BirthdaySlam Inc. and acts as an advisor and mentor to MBA students of the IESE Business School. Jeff is currently working on his first book, which is scheduled for publication in the summer of 2012.

Item 8.01 Other Events.

On March 13, 2012 a majority of the board of directors of the Company approved the divesture of the Company’s subsidiary, Airline Intelligence Systems Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AISYSTEMS, INC.

Date: March 16, 2012	By:	/s/ David Haines
David Haines
Chief Executive Officer